Exhibit 2.1

AGREEMENT FOR PURCHASE AND SALE
OF
PARTNERSHIP INTEREST
IN
IROQUOIS GAS TRANSMISSION SYSTEM, L.P.
 A DELAWARE LIMITED PARTNERSHIP
by and between
TCPL NORTHEAST LTD. and TRANSCANADA IROQUOIS LTD., as SELLERS
and
TC PIPELINES INTERMEDIATE LIMITED PARTNERSHIP, as BUYER

MAY 3, 2017

i

ii

iii

AGREEMENT FOR PURCHASE AND SALE
OF
PARTNERSHIP INTEREST
IN
IROQUOIS GAS TRANSMISSION SYSTEM, L.P.
 A DELAWARE LIMITED PARTNERSHIP
THIS AGREEMENT FOR PURCHASE AND SALE OF PARTNERSHIP INTEREST (this "Agreement"), is executed as of this 3rd day of May, 2017, by and among TCPL NORTHEAST LTD., a Delaware corporation ("TCPL"), TRANSCANADA IROQUOIS LTD., a Delaware corporation ("TCIL" and, collectively with TCPL, "Sellers") and TC PIPELINES INTERMEDIATE LIMITED PARTNERSHIP, a Delaware limited partnership ("Buyer").  TCPL, TCIL and Buyer are sometimes referred to herein individually as a "Party" and collectively as the "Parties."
WITNESSETH:
WHEREAS, Sellers collectively own a 50% partnership interest in Iroquois Gas Transmission System, L.P., a Delaware limited partnership ("Iroquois"), comprising a 21% limited partner interest owned by TCPL, a 4% limited partner interest owned by TCIL, and a 25% general partner interest owned by TCIL;
WHEREAS, Buyer desires to purchase and acquire, and Sellers desire to sell and assign, a 49.34% partnership interest in Iroquois, comprising the entire 21% limited partner interest held by TCPL, the entire 25% general partner interest held by TCIL, and a 3.34% limited partner interest held by TCIL (collectively, the "Iroquois Interest") pursuant to the terms and conditions set forth in this Agreement;
WHEREAS, concurrently with the execution of this Agreement, Sellers and Buyer are entering into an Option Agreement that provides, among other things, that Buyer has the option to acquire TCIL's remaining 0.66% limited partner interest in Iroquois, on the terms and subject to the conditions set forth therein;
WHEREAS, the Conflicts Committee (the "Conflicts Committee") of the Board of Directors of the General Partner (as defined herein) has (i) received an opinion of Evercore Group L.L.C., the financial advisor to the Conflicts Committee (the "Partnership Financial Advisor"), that the aggregate consideration to be paid by the Partnership (as defined herein) in connection with the transactions contemplated hereby and under the PNGTS Agreement (as defined herein) is fair to the Partnership and its common unitholders (other than the General Partner (as defined herein) and its Affiliates (as defined herein)) from a financial point of view, (ii) determined that the Transaction Agreements (as defined herein) and the transactions contemplated thereby are fair and reasonable to, and in the best interests of, the MLP and the common unitholders of the MLP (other than the General Partner and its Affiliates), (iii) granted "Special Approval" with respect to the transactions contemplated by the Transactions Agreements on the terms and conditions set forth therein, and (iv) recommended that the Board of Directors of the General Partner approve the Transaction Agreements and the transactions contemplated thereby; and

WHEREAS, the Board of Directors of the General Partner has approved the Transaction Agreements and transactions contemplated thereby.
NOW, THEREFORE, in consideration of the premises and the mutual covenants herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
ARTICLE I
 SALE AND PURCHASE
Section 1.01 Agreement to Sell and to Purchase Iroquois Interest.
At the Closing, and on the terms and subject to the conditions set forth in this Agreement, Sellers shall sell, assign and deliver to Buyer, and Buyer shall purchase and accept from Sellers, the Iroquois Interest.
Section 1.02 Purchase Price.
The purchase price to be paid by Buyer to Sellers for the Iroquois Interest (the "Purchase Price") shall equal the Closing Payment, as adjusted in accordance with Section 1.03.
Section 1.03 Working Capital Adjustment.
(a) Within ninety (90) days after the Closing, Sellers shall prepare and deliver to Buyer a written statement (the "Working Capital Adjustment Statement"), together with supporting work papers with respect to the calculation of the amounts set forth therein, which reflects the Working Capital as of the Effective Time for Iroquois.  Buyer agrees to cooperate with Sellers in connection with the preparation of the Working Capital Adjustment Statement and related information, and shall provide to Sellers and Sellers' representatives such books, records and information relating to Iroquois during normal business hours, as may be reasonably requested from time to time by Sellers or their representatives, to the extent Buyer has access thereto.
(b) Buyer may dispute the Working Capital Adjustment Statement and the items reflected therein; provided, however, that Buyer shall notify Sellers in writing of any disputed amounts, and provide a reasonably detailed description of the basis of such dispute, within ninety (90) days after Buyer's receipt of the Working Capital Adjustment Statement.  In the event of such a dispute, the Parties shall attempt to reconcile their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the Parties.  If the Parties are unable to reach a resolution of any such differences within ninety (90) days after Sellers' receipt of Buyer's written notice of dispute, the Parties shall submit the amounts remaining in dispute for determination and resolution to the Independent Accounting Firm, which shall be instructed to determine and report to the Parties, within ninety (90) days after such submission, a resolution of such remaining disputed amounts, and such resolution shall be final, binding and conclusive on the Parties with respect to the remaining amounts disputed.  The Independent Accounting Firm shall only resolve the disputed amounts by choosing the amounts submitted by Buyer or Sellers or amounts in between.  The fees and disbursements of the Independent Accounting Firm shall be shared as to 50% by Buyer, on the

(c) one hand, and 50% by Sellers, on the other hand.  For the avoidance of doubt, the Working Capital Adjustment Statement and the amounts reflected thereon shall be deemed to be modified to the extent of any changes thereto that become final, binding and conclusive on the Parties based on mutual agreement or a determination of the Independent Accounting Firm in accordance with this Section 1.03(b).
(d) Within five (5) Business Days after the earliest to occur of (i) a mutual written agreement of the Parties with respect to the Working Capital Adjustment Statement (ii) the termination of the ninety (90) day period described in Section 1.03(b) if Buyer does not provide a notice of dispute within such period as provided therein and (iii) the final determination of all such disputed amounts in accordance with Section 1.03(b) (the "Working Capital Adjustment Period"), (A) if Working Capital as of the Effective Time exceeds the Estimated Working Capital, Buyer shall pay Sellers 49.34% of the amount of such excess, and (B) if Working Capital as of the Effective Time is less than the Estimated Working Capital, Sellers shall pay to Buyer 49.34% of the amount of such deficiency.  All payments made pursuant to the previous sentence shall be paid together with interest thereon at a rate of 2.5% per annum, calculated daily, for the period commencing on the Effective Time through the date of payment, in cash by wire transfer of immediately available funds.
(e)
(i) Notwithstanding the foregoing, if the Distribution Agreement has not been executed by all parties thereto on or before the Closing Date, the Estimated Surplus Cash will be excluded from the calculation of Estimated Working Capital for purposes of determining the Closing Payment, and (subject to clause (ii), below) Actual Surplus Cash will be excluded from the calculation of Working Capital for purposes of determining the excess amount (if any) that Buyer would otherwise be required to pay within the period described in Section 1.03(c).
(ii) If, after the Closing Date but before the end of the Working Capital Adjustment Period, the Distribution Agreement is executed by all parties thereto, then an amount equal to Actual Surplus Cash will be included in the calculation of Working Capital for purposes of determining the amount of any payment to be made by Sellers or Buyer, as applicable, pursuant to Section 1.03(c).
(iii) In the event the Distribution Agreement is executed after the Working Capital Adjustment Period, then within 30 days of the execution of the Distribution Agreement, Buyer shall pay to Sellers an amount equal to 49.34% of the Actual Surplus Cash.
(iv) If the Distribution Agreement has not been executed by the parties prior to the fifth anniversary of the Closing Date, then on such date Buyer shall pay to Sellers an amount equal to 49.34% of the Actual Surplus Cash.
(v) All payments made pursuant to this Section 1.03(d) shall be paid together with interest thereon at a rate of 2.5% per annum, calculated daily, for the period commencing on the Closing Date through the date of payment, in cash by wire transfer of immediately available funds.

(vi) Time and Place of the Closing.
Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the Houston offices of Vinson & Elkins L.L.P. at 10:00 a.m., local time, on the 30th day of June 2017, provided that all of the conditions to each Party's obligations hereunder have been satisfied or waived (other than conditions to be satisfied at the Closing), or at such other place or time as the Parties may agree.  The date and time at which the Closing actually occurs is hereinafter referred to as the "Closing Date."  Other than with respect to those matters that are effective or applicable as of the Effective Time as expressly provided herein, the Closing shall be effective for all purposes as of 12:01 a.m. Eastern time on July 1, 2017.
Section 1.04 Closing Statement; Closing Payment.
(a) On or before the Business Day prior to Closing, Sellers shall deliver to Buyer a statement (the "Closing Statement") setting forth the Estimated Working Capital. The Closing Statement shall be prepared by Sellers in good faith and be accompanied by reasonably detailed supporting documentation.
(b) At the Closing, Buyer shall pay and satisfy the Closing Payment by making payment to Sellers in cash, by wire transfer in accordance with wiring instructions that shall be provided by Sellers at least three (3) Business Days before Closing, in an amount equal to the Closing Payment.
Section 1.05 Deliveries by Sellers.
At the Closing, Sellers shall deliver or cause to be delivered to Buyer the following:
(a) the Assignment and Assumption Agreement, duly executed by Sellers;
(b) a properly completed and executed certificate of non-foreign status satisfying the requirements of Treasury Regulation Section 1.1445-2(b)(2) with respect to each Seller (substantially in the form attached hereto as Exhibit A);
(c) a properly completed and executed Internal Revenue Service Form W-9 with respect to each Seller;
(d) evidence satisfactory to the Buyer acting reasonably of the receipt of the consents, authorizations, approvals, notices, filings and registrations described on Schedule 2.03(b) or Schedule 2.12(b);
(e) a certificate, dated as of the Closing Date and signed by a duly authorized officer of each of the Sellers, certifying that the conditions set forth in Section 5.03(a) have been satisfied;
(f) a certificate of the secretary or assistant secretary of each Seller, dated as of the Closing Date: (A) (1) certifying as to and attaching the resolutions adopted by such Seller authorizing the Transaction Agreements and transactions contemplated thereby, and (2) attaching

(g) a certificate of good standing (or equivalent certificate) of such Seller, issued within 15 days prior to the Closing Date by the Secretary of State (or equivalent Governmental Authority) of such Seller's jurisdiction of organization; and (B) certifying as to the authorization of the officers of such Seller executing documents in connection with the Transaction Agreements and transactions contemplated thereby; and
(h) such other agreements, documents, instruments and writings as are expressly required to be delivered by Sellers or either one of them at or prior to the Closing Date pursuant to this Agreement.
Section 1.06 Deliveries by Buyer.
At the Closing, Buyer shall deliver or cause to be delivered to Sellers, or their designate, the following:
(a) the Closing Payment;
(b) the Assignment and Assumption Agreement, duly executed by Buyer;
(c) a counterpart of the Iroquois Partnership Agreement in the form attached as Exhibit C, duly executed by Buyer; and
(d) such other agreements, documents, instruments and writings as are expressly required to be delivered by Buyer at or prior to the Closing Date pursuant to this Agreement.
ARTICLE II
 REPRESENTATIONS AND WARRANTIES OF SELLERS
Sellers represent and warrant to Buyer on a joint and several basis that the statements contained in this Article II are correct and complete as of the date hereof, except as set forth in the Schedules.
Section 2.01 Organization and Qualification.
Each Seller (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (b) has all requisite corporate power and authority to own and operate its business as presently conducted, and (c) is duly qualified as a foreign corporation and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except for such failures to be so qualified as a foreign corporation as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 2.02 Authorization; Validity and Effect of Transaction Agreements.
Each Seller has the requisite power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Transaction Agreements by the Sellers and the performance of their obligations hereunder and thereunder and the consummation of all of the transactions contemplated hereby and thereby have been (or, with respect to those Transaction Agreements to be delivered at the Closing, will, at or prior to the Closing, be) duly authorized by the Boards of Directors (and, if required, shareholders) of the Sellers and by all other necessary corporate action, and no other proceedings are (or will be) necessary for the Sellers to authorize this Agreement or the other Transaction Agreements and the transactions contemplated hereby and thereby.  This Agreement and the Transaction Agreements have been (or, with respect to those Transaction Agreements to be delivered at the Closing, will at or prior to the Closing, be) duly and validly executed and delivered by the Sellers and constitute (or will constitute) legal, valid and binding obligations of the Sellers, enforceable against the Sellers in accordance with their terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law).
Section 2.03 No Conflict; Required Filings and Consents.
(a) Neither the execution and delivery by the Sellers of this Agreement and the Transaction Agreements, nor the performance by the Sellers of their obligations hereunder or thereunder, nor the consummation of the transactions contemplated hereby and thereby, will: (i) conflict with, or result in the breach of, any provision of the organizational documents of the Sellers or any Iroquois Entity (as defined below); (ii) violate any Applicable Laws applicable to the Sellers or any Iroquois Entity; or (iii) except as set forth on Schedule 2.03(a), conflict with or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, suspension, modification or acceleration of any obligation or any increase in any payment required by, or the impairment, loss or forfeiture of any benefits, rights or privileges under, or the creation of a Lien on any assets pursuant to (any such conflict, violation, breach, default, right of termination, cancellation or acceleration, loss, forfeiture or Lien, a "Violation") any Contract (A) to which either Seller is a party, (B) by which either Seller or any of its assets or properties are bound or affected, or (C) pursuant to which either Seller is entitled to any rights or benefits, except for such Violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
(b) Except as set forth on Schedule 2.03(b), no consent, approval, authorization, exemption or waiver of or permit from, or declaration, filing or registration with, any Governmental Authority or any other Person is required to be made or obtained by either Seller in connection with the execution, delivery and performance of this Agreement or the other Transaction Agreements or the consummation of the transactions contemplated hereby or thereby, except where the failure to obtain such consent, approval, authorization, permit or declaration or to make such filing or registration would not reasonably be expected to have a Material Adverse Effect.

(c) Ownership and Delivery of the Iroquois Interest.
Sellers are, collectively, the legal and beneficial owners of the entirety of the Iroquois Interest.  Except as set forth on Schedule 2.04, at the Closing, Sellers will transfer good and valid title to the Iroquois Interest to Buyer, free and clear of any and all Liens.  Except as expressly provided in the Iroquois Partnership Agreement, there are (i) no authorized or outstanding subscriptions, warrants, options, convertible securities or other rights (contingent or otherwise) to purchase or otherwise acquire from Iroquois any equity interests of or in Iroquois, (ii) no commitments on the part of Iroquois to issue membership interests, shares, subscriptions, warrants, options, convertible securities or other similar rights, and (iii) no equity securities of Iroquois reserved for issuance for any such purpose. Iroquois has no obligation (contingent or other) to purchase, redeem or otherwise acquire any of its equity securities or interests. Except as expressly provided in the Iroquois Partnership Agreement and in this Agreement, there is, on the part of Iroquois or Sellers, no voting trust or agreement, stockholders agreement, pledge agreement, buy-sell agreement, right of first refusal, preemptive right or proxy relating to any equity securities of Iroquois. There are no outstanding subscriptions, options, warrants, calls, rights, commitments, arrangements, understandings or agreements of any character affecting Sellers' right to transfer the Iroquois Interest as contemplated herein. The Iroquois Interest has been duly authorized and is validly issued, fully paid and nonassessable.
Section 2.04 No Brokers.
Sellers do not have any liability to pay any compensation to any broker, finder or agent with respect to the transactions contemplated hereby for which Buyer or Iroquois could be liable or that could result in any Lien on the Iroquois Interest.
Section 2.05 Legal Proceedings.
There are no actions or proceedings pending or, to Sellers' Knowledge, threatened, against Sellers before any court, arbitrator or Governmental Authority acting in an adjudicative capacity which, if adversely determined, would prohibit or restrain or allow recovery of damages for the execution, delivery or performance by Sellers of this Agreement or the Transaction Agreements or any of the transactions contemplated hereby or thereby.  None of Sellers nor Iroquois is subject to any outstanding judgments, rules, orders, writs, injunctions or decrees of any court or Governmental Authority which would prohibit or restrain the execution, delivery or performance by such Seller of this Agreement, the Transaction Agreements or any of the transactions contemplated hereby or thereby.
Section 2.06 Absence of Certain Changes.
Except as set forth on Schedule 2.07, since December 31, 2016: (a) Iroquois  has not incurred any liabilities or obligations, fixed, contingent, accrued or otherwise that are of the type that are required to be set forth on a balance sheet prepared in accordance with GAAP (except for liabilities and obligations incurred in the ordinary course of business, which are not Material); (b) Iroquois has conducted the Business, in all Material respects, in the ordinary course; and (c) no event, occurrence or other matter has occurred that would reasonably be expected to have a Material Adverse Effect.

Iroquois Organization and Qualification.
Each of the Iroquois Entities  (a) is an entity duly formed or organized, validly existing and in good standing under the laws of the State of Delaware, (b) has all requisite general partnership or corporate power and authority, as applicable, to own and operate its business as presently conducted and (c) is duly qualified as a foreign limited partnership or corporation, as applicable, in each of the jurisdictions where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except for such failures to be so qualified as a foreign limited partnership or corporation, as applicable, as would not reasonably be expected to have a Material Adverse Effect.  Sellers have made available to Buyer true and complete copies of the organizational documents of each Iroquois Entity as in effect as of the date of this Agreement.
Section 2.07 Subsidiaries.
(a) Iroquois owns 100% of the equity of each of (i) Iroquois Pipeline Operating Company, a Delaware corporation ("Iroquois OpCo"), and (ii) Iroquois Gas Transmission System, Inc., a Delaware corporation ("Iroquois Transmission Sub" and, collectively with Iroquois and Iroquois OpCo, the "Iroquois Entities"). Iroquois does not own any equity interest in any other Person.
(b) None of the Iroquois Entities is a party to any Contract, or otherwise subject to any legal restriction, restricting its ability to distribute profits or make any other similar distributions, except (i) as set forth in Schedule 2.09(b) or pursuant to the Distribution Agreement (if and when executed), and (ii) for legal restrictions, if any, under Applicable Law.
Section 2.08 Consolidated Financial Statements.
Copies of the (i) audited consolidated financial statements of Iroquois as of December 31, 2016 (the "Annual Financial Statements") and the (ii) unaudited consolidated balance sheet of Iroquois as at March 31, 2017 and the unaudited consolidated statements of income and cash flows for the three month period ending March 31, 2017 (the "Interim Financial Statements" and together with the Annual Financial Statements, the "Financial Statements") are attached as Schedule 2.10.  The Financial Statements fairly present in all Material respects the consolidated financial position of Iroquois as of the dates specified therein, and the results of its consolidated operations for the respective period so specified, and have been prepared in accordance with GAAP consistently applied throughout the period involved.  There are no Material off balance sheet arrangements of Iroquois.
Section 2.09 Tax.
Except as set forth in Schedule 2.11:
(a) all Material Tax Returns required to be filed by Iroquois have been or will be timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed;

(b) such Tax Returns are or will be true, correct and complete in all Material respects, and all Taxes reported on such Tax Returns and all Taxes owed by Iroquois or for which Iroquois may be liable have been or will be timely paid;
(c) Iroquois has not extended or waived the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax;
(d) there are no Material audits, claims, assessments, levies, administrative proceedings, or lawsuits pending, or threatened against Iroquois by any taxing authority and Iroquois has not received any written notices from any taxing authority relating to any issue  which could have a Material effect on the Tax liability of Iroquois after the Closing Date;
(e) no claim has ever been made by any taxing authority in a jurisdiction where Iroquois does not file Tax Returns that it is or may be subject to taxation in that jurisdiction;
(f) there are no Liens for Taxes (other than Liens for current Taxes not yet due and payable) upon the assets of Iroquois;
(g) none of the assets of Iroquois, directly or indirectly, secures any debt the interest on which is tax exempt under Section 103(a) of the Code;
(h) neither Seller is a person other than a United States person within the meaning of the Code and the transactions contemplated herein are not subject to the tax withholding provisions of the Code;
(i) all Material Taxes which Iroquois is (or was) required by law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been duly withheld or collected, and have been or will be timely paid over to the proper authorities to the extent due and payable;
(j) there are no Tax sharing, allocation, indemnification or similar agreements in effect as between Iroquois, on the one hand, and any other party (including either Seller or such Seller's Affiliates and any predecessors thereof), on the other hand, under which Buyer or Iroquois could be liable for any Taxes of any such party for any periods or portions thereof after the Closing Date;
(k) Iroquois does not have any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provisions of state, local or foreign Tax law), or as a transferee or successor, by contract or otherwise;
(l) Iroquois has not applied for, nor been granted, nor agreed to any accounting method change for which it will be required to take into account any adjustment under Section 481 of the Code or any similar provision of the Code or the corresponding tax laws of any nation, state or locality;
(m) Iroquois has not entered into any agreement or arrangement with any taxing authority that requires it to take any action or to refrain from taking any action and

(n) Iroquois is not a party to any agreement with any taxing authority that would be terminated or adversely affected as a result of the transactions contemplated by this Agreement;
(o) Iroquois has not participated in any "reportable transaction" within the meaning of Treasury Regulations Section 1.6011‑4(b) (and all predecessor regulations); and
(p) Iroquois is, and has been since inception, properly classified as a partnership for U.S. federal income tax purposes.  Iroquois has a valid Section 754 election in effect with respect to its taxable year that includes the Closing Date.
Section 2.10 No Conflict; Required Filings and Consents.
(a) Except as set forth on Schedule 2.12(a), neither the execution and delivery by Sellers of this Agreement or the Transaction Agreements, nor the performance by Sellers of the obligations hereunder or thereunder, nor the consummation of the transactions contemplated hereby or thereby, will result in a Violation of any Material Agreement (as defined below), except for such Violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
(b) Except as set forth on Schedule 2.12(b), no consent, approval, authorization, exemption or waiver of or permit from, or declaration, filing or registration with, any Governmental Authority or any other Person is required to be made or obtained by any Iroquois Entity in connection with the execution, delivery and performance by Sellers of this Agreement or the Transaction Agreements or the consummation of the transactions contemplated hereby or thereby, except where the failure to obtain such consent, approval, authorization, permit or declaration or to make such filing or registration would not reasonably be expected to have a Material Adverse Effect.
Section 2.11 Intercompany Matters.
Except for the Transaction Agreements or as set forth in Schedule 2.13, there are no intercompany contracts or other arrangements between any Iroquois Entity, on the one hand, and any Seller or its other Affiliates, on the other hand, that (a) cannot be terminated by the applicable Iroquois Entity upon notice of thirty (30) days or less and (b) would subject the applicable Iroquois Entity to any obligations or liabilities, or otherwise bind such Iroquois Entity subsequent to the Closing.
Section 2.12 Litigation; Observance of Orders.
(a) Except as set forth on Schedule 2.14(a), there are no Material actions, suits or proceedings pending or, to the Knowledge of Seller, threatened against any Iroquois Entity in any court or before any arbitrator of any kind or before or by any Governmental Authority. None of the Iroquois Entities is subject to any Material judgment, order, writ, injunction, or decree of any Governmental Authority.

(b) Except as set forth on Schedule 2.14(a), no Iroquois Entity is in Material default under any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority.
Section 2.13 Title to Real and Personal Property.
Except as set forth in Schedule 2.15, the Iroquois Entities have good title in fee simple to, or have valid and enforceable rights to lease or use, by easement, license, Contract or otherwise, all Material items of real and personal property used in the ordinary course of the Business (in each case free and clear of all Liens, except those that (a) do not materially interfere with the current use of such property by an Iroquois Entity or (b) constitute Permitted Encumbrances).
Section 2.14 Permits; Intellectual Property.
(a) The Iroquois Entities own or possess all Permits, patents, copyrights, service marks, trademarks and trade names, or rights thereto, necessary (i) for the operation, ownership and maintenance of the Iroquois Pipeline and (ii) for the conduct of the Business, except in each case where the failure to own or possess the same would not reasonably be expected to have a Material Adverse Effect.  No Iroquois Entity has received any written notice of any revocation or modification of any such Permit, patent, copyright, service mark, trademark or trade name nor has it received any written notice that such Permit, patent, copyright, service mark, trademark or trade name will not be renewed in the ordinary course of business, except, in each case, where such revocation, modification or non-renewal would not reasonably be expected to have a Material Adverse Effect.
(b) The Iroquois Entities have made all declarations and filings with the appropriate Governmental Authorities that are necessary for the ownership, maintenance or lease of their properties and the conduct of the Business, except where the failure to make the same would not reasonably be expected to have a Material Adverse Effect.  The Iroquois Entities have complied with all terms and conditions of the Permits, except as would not reasonably be expected to have a Material Adverse Effect, and, except as set forth in Schedule 2.16(b), no proceeding is pending or threatened with respect to any alleged failure by an Iroquois Entity to have any Material Permit necessary for the conduct of the Business.
Section 2.15 Condition of Assets.
(a) The Iroquois Pipeline and all other tangible Material property owned by the Iroquois Entities have been maintained in all Material respects to prevailing industry standards for similar assets and, except as set forth in Schedule 2.17(a), are in satisfactory operating condition and repair, ordinary wear and tear excepted.
(b) There are no capital expenditures currently budgeted for the Iroquois Pipeline or other tangible Material property owned by an Iroquois Entity, other than (i) as reflected in the Iroquois Budget and (ii) normal maintenance capital expenditures that are incurred or expected to be incurred in the ordinary course of operating the Business.

(c) Employee Matters.
(d) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not involve any transaction that, absent an applicable exemption, is subject to the prohibitions of Section 406(b) of ERISA or in connection with which, absent an applicable exemption, a Tax could be imposed pursuant to Section 4975(c)(1)(A)-(D) of the Code.
(e) The assets of each Benefit Plan that is a pension plan equals or exceeds the actuarial present value of the benefit liabilities of such plan based on reasonable actuarial assumptions and the asset valuation principles established by the Pension Benefit Guaranty Corporation.
(f) Except as otherwise set forth on Schedule 2.18(c):
(i)
The Iroquois Entities have performed all obligations, whether arising by operation of any Applicable Laws or by contract, required to be performed by it in connection with Benefit Plans that are sponsored, maintained or contributed to or by the Iroquois Entities, or with respect to which any of the Iroquois Entities has or reasonably could have, individually or collectively, any liability (direct, indirect, contingent or otherwise) ("Iroquois Benefit Plans"), and there have been no material defaults or violations by any other party to the Iroquois Benefit Plans;

(ii)
there are no actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of the Iroquois Entities, threatened against, or with respect to, any of the Iroquois Benefit Plans or their assets; and

(iii)
all contributions required to be made to the Iroquois Benefit Plans pursuant to their terms and provisions or pursuant to Applicable Laws have been made timely and all benefits accrued under any unfunded Iroquois Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.

(g) No Iroquois Entity is a party or subject to a collective bargaining agreement or any other Contract with a labor union or similar representative of employees. There are no strikes, lockouts or work stoppages existing or, to the Knowledge of Seller, threatened, with respect to any employee of an Iroquois Entity or other individuals who have provided services with respect to the Business.
Section 2.16 No Violation or Default.
Except as set forth on Schedule 2.19, none of the Iroquois Entities is (a) in violation of its organizational documents; (b) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, under any Contract to which an Iroquois Entity is a party or by which it is bound or to which any of its property or assets are subject; or (c) in violation of any Applicable Law or any judgment or order of any court or arbitrator or Governmental Authority, except, in the case of clauses (b) and (c) above, for any such default or violation that, individually or in the aggregate, would not reasonably be expected to have a

Material Adverse Effect.  Notwithstanding the foregoing, it is understood and agreed that the representations and warranties set forth in this Section 2.19 shall not apply to (i) matters relating to Taxes (as the sole and exclusive representations and warranties regarding Taxes  are set forth in Section 2.11), (ii) Permits, declarations and filings (as the sole and exclusive representations and warranties regarding Permits, declarations and filings are set forth in Section 2.16), (iii) employee matters (as the sole and exclusive representations and warranties regarding employee matters are set forth in Section 2.18) or (iv) environmental matters (as the sole and exclusive representations and warranties regarding environmental matters are set forth in Section 2.22).
Section 2.17 Material Agreements.
The Contracts set forth on Schedule 2.20 (collectively, the "Material Agreements") constitute all Material gas transportation contracts, operation and maintenance agreements, construction contracts and other Material Contracts to which an Iroquois Entity is a party or by which an Iroquois Entity is bound or to which any of their respective properties or assets are subject.  The Material Agreements have been duly authorized, executed and delivered by the Iroquois Entity that is a party thereto as applicable and constitute valid and legally binding agreements of such Iroquois Entity, as the case may be, enforceable against such Iroquois Entity in accordance with their terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law). To Sellers' Knowledge, none of the Iroquois Entities or any applicable counterparty thereto is in breach or default of any Material Agreement.
Section 2.18 Insurance.
The Iroquois Entities have insurance with Reputable Insurers covering their properties against loss or damage of the kinds customarily insured against by companies similarly situated in the industry in which the Iroquois Entities conduct the Business, in such amounts and with such deductibles as is customary of similarly situated companies and, in the case of any of the foregoing insurance that is Material, no Iroquois Entity has received written notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made in order to continue such insurance. Such policies are in full force and effect, and all premiums due and payable under such policies have been paid. In the case of any of the foregoing insurance that is material, no Iroquois Entity has received written notice of any pending or threatened termination of, or indication of an intention not to renew, such policies.
Section 2.19 Compliance with Environmental Laws.
Except as set forth on Schedule 2.22, each of the Iroquois Entities (a) has been and is currently operated in compliance with any and all Environmental Laws; (b) has received and is in compliance with all Permits required under Environmental Laws to own, operate, and maintain the Iroquois Pipeline and to otherwise conduct the Business; (c) has not been and is not currently the subject of any outstanding notice, claim, demand, suit, proceeding, order, agreement or judgment (collectively, a "Demand") from a Governmental Authority or other Person under Environmental Laws requiring remediation or payment of damages, losses, expenses or fines; (d) has not received any written notice of any actual or potential liability for the violation of, or noncompliance with any Environmental Law or any Permit required under any Environmental Law; and (e) has not received any written notice of any actual or potential liability in connection with any release or threatened release into the environment of any Hazardous Material, except in the case of the foregoing clauses (a), (b), (d) and (e), for any such noncompliance or liability as would not reasonably be expected to have a Material Adverse Effect.  Except for actions, omissions, conditions and occurrences that have not had and would not reasonably be expected to have a Material Adverse Effect, no actions, omissions, conditions or occurrences existing on any property currently owned, leased or otherwise used by an Iroquois Entity or with respect to operation of the Iroquois Pipeline that would subject an Iroquois Entity, such property or the Iroquois Pipeline to any remedial obligations, receipt of Demands alleging liabilities, or any other liabilities, in each case, pursuant to or under Environmental Law.
ARTICLE III
 REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to Sellers as follows:
Section 3.01 Organization and Qualification of Buyer.
Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of Delaware.  Buyer has all requisite limited partnership power and authority to own and operate its business as presently conducted.  Buyer is duly qualified as a foreign limited partnership and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except for such failures to be so qualified as would not reasonably be expected to have a material adverse effect on Buyer.
Section 3.02 Authorization; Validity and Effect of Transaction Agreements.
Buyer has the requisite limited partnership power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the other Transaction Agreements by Buyer and the performance by it of its obligations hereunder and thereunder and the consummation of all of the transactions contemplated hereby and thereby have been (or, with respect to those Transaction Agreements to be delivered at the Closing, will, at or prior to the Closing, be) duly authorized by Buyer's general partner and by all other necessary corporate and limited partnership action on the part of Buyer and its general partner, and no other proceedings are (or will be) necessary for Buyer to authorize this Agreement or the other Transaction Agreements and the transactions contemplated hereby and thereby.  This Agreement and the other Transaction Agreements to which Buyer is a party have been (or, with respect to those Transaction Agreements to be delivered at the Closing, will, at or prior to the Closing, be) duly and validly executed and delivered by Buyer and constitute (or will constitute) legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law).
Section 3.03 No Conflict; Required Filings and Consents Applicable to Buyer.
(a) Neither the execution and delivery by Buyer of this Agreement or the other Transaction Agreements to which it is a party, nor the performance by Buyer of its obligations hereunder or thereunder, nor the consummation of the transactions contemplated hereby or thereby, will: (i) conflict with, or result in the breach of, any provision of its certificate of limited partnership or limited partnership agreement or any other governing or organizational document of Buyer, or the certificate of incorporation or bylaws of its general partner; (ii) violate any Applicable Law; or (iii) conflict with or result in any Violation of any Contract (A) to which Buyer is a party, (B) by which Buyer or any of its assets or properties is bound or affected or (C) pursuant to which Buyer is entitled to any rights or benefits, except for such Violations which would not reasonably be expected to have a material adverse effect on Buyer.
(b) No consent, approval, authorization, exemption or waiver of or permit from, or declaration, filing or registration with, any Governmental Authority or any other Person is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement or the other Transaction Agreements or the consummation of the transactions contemplated hereby or thereby, except where the failure to obtain such consent, approval, authorization, permit or declaration or to make such filing or registration would not reasonably be expected to have a material adverse effect on Buyer.
Section 3.04 No Brokers.
Buyer has no liability to pay any compensation to any broker, finder or agent with respect to the transactions contemplated hereby based upon arrangements made by or on behalf of Buyer for which any Seller or any of the Iroquois Entities could be liable.
Section 3.05 Legal Proceedings Relating to Buyer.
There are no actions or proceedings pending or, to Buyer's knowledge, threatened against Buyer before any court or Governmental Authority acting in an adjudicative capacity, which, if adversely determined, would prohibit or restrain the execution, delivery or performance of this Agreement or the other Transaction Agreements or any of the transactions contemplated hereby or thereby.  Buyer is not subject to any outstanding judgments, rules, orders, writs, injunctions or decrees of any court or Governmental Authority which would prohibit or restrain the execution, delivery or performance of this Agreement, the other Transaction Agreements or any of the transactions contemplated hereby or thereby.
Section 3.06 Acquisition for Investment.
Buyer has such knowledge and experience in financial and business matters that Buyer is capable of evaluating the merits and risks of the investment contemplated by this Agreement and making an informed investment decision with respect thereto. Buyer is acquiring the Iroquois Interest for Buyer's own account for investment only and not with a view to, or any present intention of, effecting a distribution of the Iroquois Interest in violation of the Securities Act.

Buyer acknowledges that the Iroquois Interest has not been registered under the Securities Act or the securities laws of any state or other jurisdiction and cannot be disposed of except in accordance with the Securities Act and any applicable state laws.  Buyer is an accredited investor (within the meaning of Regulation D promulgated under the Securities Act).
Section 3.07 No Other Representations; Waiver of Implied Warranties.
Except as provided in Article II of this Agreement, neither Seller has made, and neither Seller makes, any other representations or warranties as to the Iroquois Interest, the Iroquois Entities, the Business or any matter or thing affecting or relating to the Iroquois Entities or any of their respective business, operations, assets, properties, liabilities, financial condition, results of operation or other affairs.  Buyer hereby waives, to the extent permitted by law, any implied warranty applicable to the transactions contemplated hereby (including any implied warranty of merchantability or fitness for a particular purpose).  Buyer acknowledges that it has had the opportunity to conduct its own independent investigation, analysis and evaluation of the Iroquois Interest, the Iroquois Entities and the Business.
ARTICLE IV
 COVENANTS OF THE PARTIES
Section 4.01 Expenses.
Except as otherwise provided in this Agreement, Buyer and Sellers shall be solely responsible for their respective expenses and costs incurred in connection with the execution and performance of this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby.
Section 4.02 Access to Information by Buyer.
Sellers shall grant Buyer reasonable access during normal business hours to all books and records concerning Iroquois which either Seller has in its possession or control, as Buyer deems reasonably necessary or advisable in connection with the consummation of the transactions contemplated hereby; provided that such access shall not materially interfere with normal operations of either Seller, any of the Iroquois Entities, or any of their respective Affiliates.
Section 4.03 Conduct of the Business Pending the Closing Date.
(a) Except as required or permitted by this Agreement, as set forth on Schedule 4.03, or otherwise approved in writing by Buyer (which approval shall not be unreasonably withheld, conditioned or delayed), during the period commencing on the date hereof and ending on the Closing Date, Sellers will, to the extent they have the right to do so pursuant to the Iroquois Partnership Agreement, cause each Iroquois Entity to:
(i) operate and maintain the Business in all material respects in the usual, regular and ordinary manner consistent with past practices, and to the extent consistent with such operation and maintenance, preserve the present business organization of the Business;

(ii) maintain its books, accounts and records relating to the Business in the usual, regular and ordinary manner, on a basis consistent with past practice, comply in all Material respects with all laws, rules or regulations of any Governmental Authority and contractual obligations applicable to the Business or to the conduct of the Business and perform all of its Material obligations relating to the Business;
(iii) not waive any Material claims or rights relating to the Business;
(iv) after obtaining Knowledge thereof, give notice to Buyer of any claim or litigation (threatened or instituted) or any other event or occurrence which would reasonably be expected to have a Material Adverse Effect, or which would reasonably be expected to cause Seller to breach any representation, warranty or covenant of Seller contained in this Agreement;
(v) not (i) file an election to have Iroquois classified as an association taxable as a corporation for U.S. federal, state or local income tax purposes or change any Tax election or Tax method of accounting or make any new Tax election or adopt any new Tax method of accounting, (ii) make any settlement of or compromise any Tax liability, (iii) surrender any right to claim a refund of Taxes, (iv) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or (v) take any other action outside the ordinary course of business that would have the effect of increasing the Tax liability of Iroquois or its direct or indirect owners for any period after the Closing Date;
(vi) establish or become obligated under any collective bargaining agreement or other Contract with a labor union or representative of an Iroquois Entity; and
(vii) not agree, whether in writing or otherwise, to take any action which is inconsistent with this Section 4.03(a).
(b) Notwithstanding anything to the contrary in this Section 4.03, prior to the Closing Date, Buyer, on the one hand, and Sellers, on the other hand, will act independently of each other in making decisions as to their respective businesses, other than with respect to their current interests in the Business.
Section 4.04 Information Pending the Closing Date.
During the period commencing on the date hereof and ending on the Closing Date, Sellers will, after obtaining Knowledge thereof, give notice to Buyer of any event or occurrence which would reasonably be expected to have a Material Adverse Effect, which would reasonably be expected to be Material to the Iroquois Entities or the Business, or which would reasonably be expected to cause Sellers to breach any representation, warranty or covenant of Sellers contained in this Agreement.
Section 4.05 Disputes.
In the event of a Dispute, upon the written request (a "Request") of any Party to this Agreement, the matter shall immediately be referred to senior officers of each Party designated by such Party for resolution.  The designated senior officers shall meet immediately and attempt in good faith to negotiate a resolution of the Dispute.  If the Parties are unable to resolve the Dispute within fifteen (15) Business Days after receipt by the two other Parties of a Request, then any Party may seek any legal avenue available under this Agreement to resolve the Dispute.
Section 4.06 Commercially Reasonable Efforts.
Each Party shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Agreements as soon as reasonably practicable, including such actions or things as any Party hereto may reasonably request in order to cause any of the conditions to any other Party's obligation to consummate such transactions specified in Article V to be fully satisfied, and as promptly as is reasonably practicable cooperate with and furnish information to each other in connection with any requirements imposed upon any of them with respect thereto.
Section 4.07 Regulatory Approvals.
As promptly as practicable, Sellers and Buyer shall make all filings and notifications with all Governmental Authorities, if any, that may be or may become reasonably necessary, proper or advisable under this Agreement and Applicable Laws to consummate and make effective the transactions contemplated under this Agreement.  Buyer, on the one hand, and Sellers, on the other, shall share as to 50% each the filing fees and associated costs, including legal fees, in connection with the foregoing provisions of this Section 4.07.
Section 4.08 Schedules.
(a) Any information disclosed by Sellers or Buyer, on the one hand, pursuant to any Schedule hereto shall be deemed to be disclosed to Buyer or to Sellers, on the other hand, for all purposes of this Agreement and the Transaction Agreements for which such disclosure is reasonably apparent.  Neither the specification of any dollar amount or any item or matter in any provision of this Agreement or any Transaction Agreement nor the inclusion of any specific item or matter in any Schedule hereto or thereto is intended to imply that such amount, or higher or lower amounts, or the item or matter so specified or included, or other items or matters, are or are not Material, and no Party shall use the fact of the specification of any such amount or the specification or inclusion of any such item or matter in any dispute or controversy among the Parties as to whether any item or matter is or is not Material for purposes of this Agreement or any Transaction Agreement.  Neither the specification of any item or matter in any provision of the Agreement or any Transaction Agreement nor the inclusion of any specific item or matter in any Schedule hereto or thereto is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no Party shall use the fact of the specification or the inclusion of any such item or matter in any dispute or controversy among the Parties as to whether any item or matter is or is not in the ordinary course of business for purposes of this Agreement or any Transaction Agreement.
(b) Buyer and Sellers shall from time to time prior to or at the Closing, supplement or amend any of their respective Schedules hereto to correct any matter which would constitute a breach of any representation, warranty, covenant or obligation contained herein.  No

(c) such supplement or amendment shall be deemed to cause fulfilment of a condition for purposes of Section 5.02(a) or Section 5.03(a) (as applicable).  If, however, a Party waives a condition that, due to any such supplement or amendment made by the other Party, would not have been fulfilled, and Closing occurs, such supplement and amendment relating to matters arising after the date hereof will be effective to cure and correct for all purposes any inaccuracy in or breach of any representation, warranty, covenant or obligation which would have existed if the relevant Party had not made such supplement or amendment.
Section 4.09 Distribution Agreement.
During the period commencing on the date hereof and ending on the Closing Date, each Seller will use its commercially reasonable efforts to prepare, negotiate, finalize and cause the execution of the Distribution Agreement by all parties thereto in a form reasonably acceptable to each Seller and Buyer. If the Distribution Agreement is not executed prior to or at Closing, Buyer will use its commercially reasonable efforts after Closing to prepare, negotiate, finalize and cause the execution of the Distribution Agreement by all parties thereto.
ARTICLE V
 CONDITIONS PRECEDENT
Section 5.01 Conditions to Obligation of Each Party to Close.
The respective obligations of each Party to effect the transactions contemplated hereby shall be subject to the satisfaction or waiver (by both Parties) on or prior to the Closing Date of all of the following conditions:
(a) No Orders.  No statute, rule, regulation, executive order, decree, ruling, permanent injunction or other permanent order shall have become effective (and final and nonappealable) permanently restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement or the other Transaction Agreements.
(b) Assignment and Assumption Agreement.  The Assignment and Assumption Agreement shall have been executed by the Partnership and any other parties thereto other than Sellers and Buyer.
Section 5.02 Conditions to Sellers' Obligation to Close.
The obligation of Sellers to effect the transactions contemplated hereby shall be subject to the satisfaction or waiver (by both Sellers) on or prior to the Closing Date of all of the following conditions:
(a) Representations and Warranties; Covenants. The representations and warranties of Buyer contained in Article III shall be true and correct in all material respects (except where such representations and warranties are already modified by materiality, in which case, such representations and warranties shall be true and correct in all respects) on and as of the date of execution of this Agreement and on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on, as of and with reference

(b) to such time, and Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Buyer at or prior to the Closing Date.  Buyer shall have delivered a certificate to Sellers at Closing attesting to these matters.
(c) Delivery of Closing Documents. Buyer shall have delivered to Sellers each of the items specified in Section 1.07.
Section 5.03 Conditions to Buyer's Obligation to Close.
Buyer's obligation to effect the transactions contemplated hereby shall be subject to the satisfaction or waiver, by Buyer, on or prior to the Closing Date of all of the following conditions:
(a) Representations and Warranties; Covenants.  The representations and warranties of Sellers contained in Article II shall be true and correct in all material respects (except where such representations and warranties are already modified by materiality, in which case, such representations and warranties shall be true and correct in all respects) on and as of the date of execution of this Agreement and on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made by the applicable Seller on, as of and with reference to such time, and Sellers shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Sellers at or prior to the Closing Date.  Sellers shall have delivered a certificate to Buyer at Closing attesting to these matters.
(b) Delivery of Closing Documents. Sellers shall have delivered to Buyer each of the items specified in Section 1.06.
(c) PNGTS Transaction. Each of the closing conditions set forth in the Agreement for Purchase and Sale of Partnership Interest in Portland Natural Gas Transmission System by and between TCPL Portland Inc. and Buyer (the "PNGTS Agreement") shall have been fulfilled (or waived by all of the parties to the PNGTS Agreement in accordance with the terms thereof) or shall be reasonably capable of being fulfilled at the Closing (as defined in the PNGTS Agreement) in accordance with the terms of the PNGTS Agreement, and the parties to the PNGTS Agreement shall be ready, willing and able to consummate the transactions contemplated by the PNGTS Agreement.
ARTICLE VI
 SURVIVAL; INDEMNIFICATION
Section 6.01 Survival.
The representations, warranties, covenants, agreements and indemnification obligations of the Parties contained in this Agreement shall survive the Closing until eighteen (18) months from the Closing Date and shall thereafter terminate and expire on the first Business Day following the date that is eighteen (18) months from the Closing Date; provided, however, that the representations and warranties of the Parties set forth in (a) Section 2.11 (Tax) (and the indemnification obligations of the Parties with respect thereto) shall expire after all applicable statutes of limitation (giving effect to any waiver, mitigation or extension thereof), and (b) Section 2.02 (Authorization; Validity and Effect of Transaction Agreements), Section 2.04 (Ownership and Delivery of the Iroquois Interest), Section 2.05 (No Brokers-Seller), Section 3.02 (Authorization; Validity and Effect of Transaction Agreements) and Section 3.04 (No Brokers-Buyer), (collectively, the "Fundamental Representations") (and the indemnification obligations of the Parties with respect thereto) shall survive indefinitely.  Notwithstanding anything to the contrary in the preceding sentence, (i) any claim for indemnification which shall have been asserted pursuant to Section 6.04 prior to the expiration of the survival period applicable to such claim shall survive until the final resolution of such claim in accordance with the provisions of this Article VI; and (ii) in the event that (A) a Party provides written notice to the other Party that the first Party may seek indemnification under this Article VI for a potential Loss and Expense prior to the expiration period applicable to the potential claim described in such notice, (B) such written notice describes in reasonable detail the specific factual basis for such potential Loss and Expense and (C) such first Party asserts an actual claim for indemnification pursuant to Section 6.04 within sixty (60) days of such notice, then the potential indemnification claim described in such notice shall survive until the final resolution of such claim in accordance with the provisions of this Article VI.
Section 6.02 Indemnification of Buyer.
(a) From and after the Closing Date, but subject to the limitations set forth in this Article VI, Sellers shall jointly and severally indemnify and hold harmless Buyer and its officers, directors, employees, agents and representatives (the "Buyer Indemnified Parties") from and against any damage, loss, claim, obligation, liability, cost (including reasonable attorneys' fees and expenses), expense or deficiency (collectively, "Loss and Expense") suffered or incurred by any of the Buyer Indemnified Parties (including, solely with respect to the representations and warranties contained in Section 2.11(o), their direct or indirect owners) in connection with (i) the transactions contemplated in this Agreement by reason of, arising out of, or resulting from any breach of any representation, warranty, covenant or agreement of Sellers contained in this Agreement, the other Transaction Agreements or any certificate or document required to be delivered by Sellers to Buyer pursuant to this Agreement or any other Transaction Agreement, and (ii) any and all Seller Taxes.
(b) Subject to the terms and conditions of this Agreement, any Loss and Expense suffered by the Buyer Indemnified Parties (including, solely with respect to the representations and warranties contained in Section 2.11(o), their direct or indirect owners) for which the Buyer Indemnified Parties (including, solely with respect to the representations and warranties contained in Section 2.11(o), their direct or indirect owners) are to be indemnified by Sellers pursuant to this Article VI or Section 7.04 shall be paid by Sellers to the Buyer Indemnified Parties in U.S. Dollars.
Section 6.03 Indemnification of Sellers.
(a) From and after the Closing, but subject to the limitations set forth in this Article VI, Buyer shall indemnify and hold harmless Sellers and their respective officers, directors, employees, agents and representatives (the "Seller Indemnified Parties") from and against any Loss and Expense suffered or incurred by reason of, arising out of or resulting from

(b) any breach of any representation, warranty, covenant or agreement of Buyer contained in this Agreement or any certificate or document required to be delivered by Buyer to Sellers pursuant to this Agreement.
(c) Subject to the terms and conditions of this Agreement, any Loss and Expense suffered by the Seller Indemnified Parties for which the Seller Indemnified Parties are to be indemnified by Buyer pursuant to this Section 6.03 shall be paid by Buyer to the Seller Indemnified Parties in U.S. Dollars.
Section 6.04 Indemnification Procedures.
(a) Terms.  As used herein, the term "Notifying Party" shall mean the Party entitled to indemnification hereunder; the "Indemnifying Party" shall refer to the Party obligated to indemnify the Notifying Party; and the term "Indemnified Party" shall mean the Buyer Indemnified Parties or Seller Indemnified Parties, as applicable, by reference to the Notifying Party.
(b) Claims.  An Indemnified Party that seeks indemnification under this Article VI for a Loss and Expense that does not arise out of a Third Party Claim (such claim for indemnification being referred to herein as a "Claim") shall promptly notify the Indemnifying Party of such Claim in writing.  Such notice shall be a condition precedent to any liability of the Indemnifying Party for such Claim under this Article VI, and such notice shall describe the Claim in reasonable detail and shall indicate the amount (estimated if necessary) of the Loss and Expense that has been or may be sustained by the Indemnified Party.
(c) Third Party Claims.  In the event that any of the Indemnified Parties is made or threatened to be made a defendant in or party to any action or proceeding, judicial or administrative, instituted by any third party, the liabilities for which, or the costs or expenses of which, are or would be a Loss and Expense for which the Indemnified Party is entitled to indemnification hereunder (any such third party action or proceeding being referred to herein as a "Third Party Claim"), the Notifying Party shall give the Indemnifying Party notice in writing, within ten (10) calendar days after learning of such Third Party Claim.  The failure to timely give such notice shall not affect any Indemnified Party's ability to seek reimbursement except to the extent such failure adversely affects the Indemnifying Party's ability to defend successfully a Third Party Claim or such notice is given after the expiration of the applicable survival period set forth in Section 6.01.  The Indemnifying Party shall be entitled to contest and defend such Third Party Claim; provided, that the Indemnifying Party diligently contests and defends such Third Party Claim.  Notice of the intention to contest and defend shall be given by the Indemnifying Party to the Notifying Party within ten (10) Business Days after the Notifying Party's notice of such Third Party Claim (but in all events as soon as possible prior to the date an answer or other defense to such Third Party Claim is due to be filed).  Such contest and defense shall be conducted by competent counsel employed by the Indemnifying Party and reasonably acceptable to the Notifying Party.  The Notifying Party shall be entitled at any time, at its own cost and expense (which expense shall not constitute a Loss and Expense) to participate in such contest and defense and to be represented by attorneys of its or their own choosing.  If the Notifying Party elects to participate in such defense, the Notifying Party shall cooperate with the Indemnifying Party in the conduct of such defense.  Neither the Notifying Party nor the

(d) Indemnifying Party may concede, settle or compromise any Third Party Claim without the consent of the other Party, which consent shall not be unreasonably withheld or delayed.  Subject to the preceding sentence, in the event the Indemnifying Party fails to contest and defend a Third Party Claim, the Notifying Party shall be entitled to contest and defend such Third Party Claim in such manner and on such terms as the Notifying Party may deem appropriate, and the Indemnifying Party shall be liable for the Loss and Expense of the Notifying Party in accordance with the provisions of this Article VI.
Section 6.05 Limitations.
(a) Excluded Losses and Basket.  Notwithstanding anything herein to the contrary, no Seller shall have any obligation or liability to indemnify a Buyer Indemnified Party under this Article VI: (i) with respect to any claim or series of related claims, unless in the reasonable estimate of the Notifying Party, the amount of indemnifiable Loss and Expense in respect of such claims is greater than or equal to $100,000 (a "Qualifying Claim"); and (ii) unless and until the aggregate indemnifiable Loss and Expense suffered by the applicable Buyer Indemnified Parties arising out of Qualifying Claims exceeds one percent (1%) of the Purchase Price, in which event only the Losses and Expenses in excess of such amount shall be paid in accordance with the terms of this Article VI.  The foregoing limitations shall not apply to any Loss and Expense (A) resulting from or arising out of a breach of a Fundamental Representation, or (B) relating to Seller Taxes.
(b) Multiple Indemnification.  Notwithstanding anything to the contrary herein, to the extent that an Indemnified Party has multiple rights of indemnification pursuant to this Article VI, such Indemnified Party may only, consistent with the limitations set forth herein, recover such Loss and Expense one time.
(c) Maximum Indemnification Liability of Sellers.  Notwithstanding anything herein to the contrary, the maximum aggregate liability of Sellers to the Buyer Indemnified Parties pursuant to Section 6.02 shall be an amount equal to fifteen percent (15%) of the Purchase Price; provided, however, that the foregoing limitation shall not apply to (i) any Loss and Expense resulting from or arising out of a breach of a Fundamental Representation, in which case the maximum aggregate liability of Sellers to the applicable Buyer Indemnified Parties pursuant to Section 6.02 shall in no event exceed an amount equal to the Purchase Price or (ii) any Loss and Expense resulting from or arising out of Seller Taxes, in which case the maximum aggregate liability of Sellers to the applicable Buyer Indemnified Parties (including, solely with respect to the representations and warranties contained in Section 2.11(o), their direct or indirect owners) shall not be limited.
(d) Adjustment for Tax Benefit and Insurance Coverage.  The Parties shall make all appropriate adjustments for net Tax benefits and insurance coverage in determining the amount of any Loss and Expense for purposes of this Article VI, the intent being that Losses and Expenses recoverable by an Indemnified Party from an Indemnifying Party shall be net of any net Tax benefits and insurance proceeds recovered by the Indemnified Party, taking into account any Tax costs (or reduction in Tax benefits) resulting from the indemnity payments and insurance proceeds.

(e) Certain Matters Affecting Indemnification.  Notwithstanding anything to the contrary set forth herein, for purposes of determining the existence of an inaccuracy and the amount of the Losses and Expenses resulting from a breach or inaccuracy of a representation, warranty, covenant or agreement of either Party, any "Material", "materiality" or "Material Adverse Effect" qualifier or words of similar import contained in such representation, warranty, covenant or agreement giving rise to the claim of indemnity hereunder shall in each case be disregarded and without effect (as if such standard or qualification were deleted from such representation, warranty, covenant or agreement).
Section 6.06 Exclusive Remedy.
The indemnification rights provided to the Parties pursuant to this Article VI, as limited by and subject to the provisions of this Article VI, shall be the Parties' sole and exclusive remedy with respect to this Agreement and the other Transaction Agreements, including with respect to any breach of any representation or warranty by, or covenant or obligation of, the other Party under this Agreement and the other Transaction Agreements, other than with respect to: (i) a breach of the covenant contained in Section 9.05; or (ii) any action or inaction by a Party that constitutes fraud.
Section 6.07 Exclusion.
Notwithstanding anything to the contrary in this Article VI, Sellers shall not be obligated under this Article VI to indemnify any Buyer Indemnified Party for any Loss and Expense that directly arises out of or results directly from any event, occurrence or state of facts disclosed in the Schedules to this Agreement provided that such event, occurrence or state of facts are disclosed in sufficient detail to enable the reader thereof to reasonably determine, without further investigation, the nature of the issue and the potential consequences thereof.
Section 6.08 Purchase Price Adjustment.
For all Tax purposes, the Parties agree to treat (and will cause each of their respective Affiliates to treat) (a) any indemnification payment made under this Article VI and (b) any adjustment pursuant to Section 1.03 as an adjustment to the Purchase Price.
ARTICLE VII
 TAX MATTERS
Section 7.01 Tax Returns; Payment of Taxes.
(a) Pre-Closing Tax Returns.  Seller shall prepare or cause to be prepared all Tax Returns of Iroquois for all Pre-Closing Periods and Straddle Periods ("Pre-Closing Tax Returns") on a basis consistent with past practice except to the extent otherwise required by Applicable Law.  Not later than thirty (30) days prior to the due date for filing any such Tax Return, Sellers shall deliver a copy of such Tax Return, together with all supporting documentation and workpapers, to Buyer for its review and reasonable comment.  Sellers will revise such Tax Return to incorporate Buyer's reasonable comments, cause such Tax Return to be timely filed, and provide a copy to Buyer.  Not later than five days prior to the due date for

(b) payment of Taxes with respect to any Pre-Closing Tax Return, Sellers shall pay to Buyer the amount of any Seller Taxes with respect to such Tax Return.
(c) Proration of Straddle Period Taxes.  In the case of Taxes that are attributable to the Iroquois Interest and are payable with respect to any Straddle Period, the portion of any such Taxes that is attributable to the portion of the period ending on the Closing Date shall be as follows:
(i) in the case of Income Taxes, Sellers shall be liable for an amount equal to the amount that would be payable if the taxable year ended on the Closing Date; and
(ii) in the case of Taxes other than Income Taxes, Seller shall be liable for an amount equal to the amount of such Taxes multiplied by a fraction the numerator of which is the number of calendar days in the period ending on and including the Closing Date and the denominator of which is the number of calendar days in the Straddle Period.
(d) Buyer shall not, and shall cause Iroquois not to, file an amended Tax Return for Iroquois for any period ending on or prior to the Closing Date, without the consent of Sellers, which consent shall not be unreasonably withheld, conditioned or delayed.
Section 7.02 Transfer Taxes.
The Parties acknowledge and agree that neither Party has identified any Transfer Taxes that would result from the transactions contemplated by this Agreement.  However, if any Transfer Taxes are owed by either Party on account of the transactions contemplated by this Agreement, they shall be borne by Buyer as to 50% and by Sellers as to 50%.
Section 7.03 Controversies; Cooperation.
(a) Sellers, or Sellers' representative, at Sellers' sole expense, shall have the authority to represent the interests of Iroquois with respect to any inquiries, claims, assessments, audits or similar events (each, a "Tax Matter") relating to any Pre-Closing Period before the U.S. Internal Revenue Service, any other taxing authority, any other governmental agency or authority or any court and shall have the sole right to control the defense, compromise or other resolution of any Tax Matter, including responding to inquiries, filing Tax Returns and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Tax Matter; provided, however, that neither Sellers nor any of their respective Affiliates shall enter into any settlement of or otherwise compromise any Tax Matter that adversely affects or may adversely affect the Tax liability of Buyer (or its direct or indirect owners), Iroquois or any Affiliate of the foregoing for any period ending after the Closing Date, including the portion of any Straddle Period, which begins on and ends after the Closing Date, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.  Sellers or Sellers' representative shall keep Buyer fully and timely informed with respect to the commencement, status and nature of any Tax Matter and shall provide Buyer with a copy of all correspondence, notices and filings received or sent by Sellers in connection with such proceedings.  Sellers shall, in good faith, allow Buyer, at its sole expense, to make comments to Sellers or Sellers' representative, regarding the conduct of or positions taken in any such proceeding and to participate in such proceeding.

(b) Notwithstanding the above, the control and conduct of any Tax Matter that is a Third Party Claim shall be governed by Section 6.04(c).
(c) Except as otherwise provided in this Article VII, from and after the Closing, Tax Matters will be handled in accordance with the Iroquois Partnership Agreement.
(d) Buyer, on the one hand, and Sellers, on the other, shall cooperate fully as and to the extent reasonably requested by each other in connection with the filing of Tax Returns and any Tax Matter.  Such cooperation shall include the retention and (upon any other Party's request) the provision of records and information which are reasonably relevant to any such Tax Return or Tax Matter and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Sellers further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on Buyer or Iroquois (including, but not limited to, with respect to the transactions contemplated hereby).
Section 7.04 Seller Taxes.
"Seller Taxes" means any and all Loss and Expense suffered or incurred by any of the Buyer Indemnified Parties (including, solely with respect to the representations and warranties contained in Section 2.11(o), their direct or indirect owners) with respect to any and all: (i) breaches of any representation or warranty made pursuant to Section 2.11 of this Agreement as of the Closing Date (determined without regard to any materiality, Materiality, or Knowledge or similar qualifiers or any scheduled items) or covenants set forth in this Article VII; (ii) Taxes imposed on or asserted against the properties, income or operations of the Iroquois Entities or for which the Iroquois Entities may otherwise be liable, for all Pre-Closing Periods or Straddle Periods ending on the Closing Date (determined in accordance with Section 7.01(b)), in each case to the extent attributable to the Iroquois Interest; (iii) Taxes, except for Transfer Taxes which are the responsibility of Buyer pursuant to Section 7.02, imposed on the Iroquois Entities or for which the Iroquois Entities may be liable as a result of any transaction contemplated by this Agreement; (iv) Taxes imposed on the Iroquois Entities as a result of the provisions of Treasury Regulations Section 1.1502-6 or the analogous provisions of any state, local or foreign law) or the Taxes of any other Person for which the Iroquois Entities are or have been liable as a transferee or successor, by contract or otherwise; and (v) Income Taxes for which Iroquois is liable as a result of any election for Iroquois to be treated as other than a partnership for U.S. federal, state or local income tax purposes that is filed at any time on or prior to the Closing Date (other than any election made in accordance with the Iroquois Partnership Agreement and with the consent of Buyer), to the extent attributable to the Iroquois Interest; provided, however, that no such Tax shall constitute a Seller Tax to the extent such Tax was included as a Current Liability in the determination of Working Capital.  For the avoidance of doubt, the determination of Seller Taxes shall take into account the fact that Buyer is only acquiring a 49.34% interest in Iroquois pursuant to this Agreement.

Section 7.05 Tax Refunds.
To the extent any Iroquois Entity receives any refund of Taxes with respect to any Pre-Closing Period or Straddle Period, Buyer shall pay Sellers within ten (10) Business Days 49.34% of the amount of such refund of Taxes; provided, however that no refund of Taxes shall be payable to Sellers to the extent such refund was included as a Current Asset in the determination of Working Capital.  All other Tax refunds attributable to the Iroquois Entities shall be the property of Iroquois.
ARTICLE VIII
 TERMINATION
Section 8.01 Termination.
This Agreement may be terminated at any time prior to the Closing:
(a) by mutual written consent of the Parties;
(b) by any Party by written notice to the other Parties if the Closing has not occurred before September 30, 2017; provided, that the right to terminate this Agreement pursuant to this Section 8.01(b) shall not be available to a Party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date; or
(c) by Sellers, acting together, or by Buyer, in each case by written notice to the other Party if there shall have been a material breach or default of any of the representations, warranties, covenants or agreements of such other Party that is not reasonably capable of cure within thirty (30) calendar days after delivery of written notification thereof by the terminating Party and which material breach or default would result in a failure to satisfy the conditions to Closing set forth in Section 5.02 or Section 5.03, as the case may be.
Section 8.02 Effect of Termination.
If this Agreement is terminated in accordance with this Article VIII, all further obligations of the Parties hereunder shall terminate.  In the event of a termination contemplated hereby by any Party pursuant to this Article VIII, the transactions contemplated hereby shall be abandoned without further action by any Party hereto, and there shall be no obligation of or liability under this Agreement to any Party hereto, or their respective shareholders, directors, officers, employees, representatives or agents, except that this Section 8.02 and Article IX shall survive termination of this Agreement.
ARTICLE IX
 MISCELLANEOUS
Section 9.01 Modification.
This Agreement may be amended or modified only by a written instrument executed by all the Parties, with the consent of the Conflicts Committee.

Section 9.02 Notices.
All notices which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed given: (i) the next Business Day after being sent by Federal Express or any other recognized overnight courier service providing delivery confirmation; (ii) three (3) Business Days after mailing by certified or registered mail, with postage prepaid and with return receipt requested; or (iii) when a confirmation is received after being sent by legible facsimile transmission, addressed as follows:

If to Sellers to:	TCPL Northeast Ltd.
TransCanada Iroquois Ltd.
700 Louisiana Street, Suite 700
Houston, Texas 77002-2761
Attention: Corporate Secretary
Fax: (832) 320-6201

with a copy (which shall not constitute notice) to:

TransCanada PipeLines Limited
450 – 1st Street S.W.
Calgary, Alberta
Canada
T2P 5H1
Attention: Executive Vice President, Law and General Counsel
Fax: (403) 920-2411

If to Buyer to:	TC Pipelines Intermediate Limited Partnership
c/o TC PipeLines GP, Inc.
700 Louisiana Street, Suite 700
Houston, TX 77002-2873
Attention: President
Fax: (832) 320-6488

with a copy (which shall not constitute notice) to:

Gillian Hobson
Vinson & Elkins L.L.P.
1001 Fannin Street, Suite 2500
Houston, TX 77002-6760
Fax (713) 615-5794

or to such other address or addresses as Buyer, on the one hand, or Sellers, on the other hand, shall have designated by notice in writing to the other in accordance with this Section 9.02.
Section 9.03 Entire Agreement.
The Transaction Agreements and all the other documents executed and delivered by the Parties pursuant hereto (or as contemplated hereby), contain the entire understanding of the Parties with respect to the subject matter of this Agreement, and there are no representations, warranties, covenants or agreements other than those expressly set forth herein or therein.  This Agreement supersedes all prior agreements and understandings between the Parties with respect to the subject matter of this Agreement.
Section 9.04 Successors and Assigns.
 This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.
Section 9.05 Press Releases.
Any initial press release or releases to be issued in connection with the execution of this Agreement shall be mutually agreed upon by the Parties prior to the issuance thereof.  Buyer and Sellers shall not issue, and shall cause their respective Affiliates not to issue, any other press release or make any other public statement with regard to this Agreement prior to consultation with the other Parties (but no approval thereof shall be required), except as may be required by Applicable Law or stock exchange rule.
Section 9.06 Assignment.
This Agreement, and any right or obligation hereunder may be assigned or delegated (in whole or in part) only in accordance with this Section 9.06.  Upon the prior written consent of the non-assigning Parties and the Conflicts Committee, any Party may assign this Agreement or a right hereunder, or delegate an obligation hereunder, to another Person.
Section 9.07 Severability.
The terms of this Agreement are fully severable, and the decision or judgment of any court of competent jurisdiction rendering void or unenforceable any one or more of such terms shall not render void or unenforceable any of the other terms hereof.
Section 9.08 Captions; Article and Section References.
The caption at the heading of each Article and Section of this Agreement is for convenience of reference only and is not to be deemed a part of the Agreement itself and will not affect the meaning or interpretation of this Agreement.  Article and section references are to the articles and sections of this Agreement unless otherwise indicated.
Section 9.09 Choice of Law.
This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 9.10 Counterparts.
This Agreement may be executed and delivered in one or more counterparts, including facsimile counterparts with originals to follow, each of which shall be deemed to be part of one and the same original document.
Section 9.11 Waiver.
Any of the terms and conditions of this Agreement may be waived in writing at any time on or prior to the Closing Date by the Party entitled to the benefits thereof; provided that in the event of any waiver by the Buyer of any material right hereunder in favor of Buyer, such wavier shall also require the consent of the Conflicts Committee.  No waiver by any Party of any breach of this Agreement shall be deemed a waiver of any subsequent breach of the same or any other provision.
Section 9.12 Construction.
The Parties have participated jointly in the negotiation and drafting of this Agreement.  If an ambiguity or question of intent or interpretation arises, no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. For the purposes hereof: (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (ii) the terms "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the appendices and exhibits hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph, appendix and exhibit references are to the Articles, Sections, paragraphs, appendices and exhibits to this Agreement unless otherwise specified; (iii) the word "including" and words of similar import when used in this Agreement shall mean "including without limitation" unless the context otherwise requires or unless otherwise specified; (iv) the phrase "ordinary course of business" or "normal course" or any similar phrase shall mean "ordinary course of business consistent with past practice" unless the context requires otherwise or unless otherwise specified; (v) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified; and (vi) all monies are deemed to be in U.S. dollars unless otherwise stated.
Section 9.13 Incorporation of Exhibits, Schedules and Appendices.
Any Exhibits, Schedules, and Appendices identified in this Agreement are incorporated herein by reference and made a part hereof.
Section 9.14 No Third-Party Beneficiaries.
This Agreement shall not confer any rights or remedies upon any Person other than the Parties, the Buyer Indemnified Parties, the Seller Indemnified Parties and their respective successors and permitted assigns.

Section 9.15 No Consequential or Punitive Damages.
No Party shall be liable to any other Party or Person for any consequential, exemplary, special or punitive damages in connection with this Agreement or the other Transaction Agreements unless such damages are awarded to a third party in connection with a Third Party Claim.
Section 9.16 Time of Essence.
Time is of the essence under this Agreement.
Section 9.17 Defined Terms.
For purposes of this Agreement, the terms set forth in Appendix A hereto shall have the meanings set forth therein.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by duly authorized officers of the Parties as of the day and year first above written.
TCPL NORTHEAST LTD.

By: /s/Jasmin Bertovic
Name: Jasmin Bertovic
Title: Vice President

By: /s/James R. Eckert
Name: James R. Eckert
Title: Vice President, Commercial East

TRANSCANADA IROQUOIS LTD.

By: /s/Jasmin Bertovic
Name: Jasmin Bertovic
Title: Vice President

By: /s/James R. Eckert
Name: James R. Eckert
Title: Vice President, Commercial East

TC PIPELINES INTERMEDIATE LIMITED PARTNERSHIP by TC PipeLines GP, Inc., its General Partner

By: /s/Janine M. Watson
Name: Janine M. Watson
Title: Vice President and General Manager

By: /s/Jon Dobson
Name: Jon Dobson
Title: Corporate Secretary

[Signature Page to Purchase Agreement]

APPENDIX A
DEFINITIONS
As used in this Agreement, the following terms shall have the following meanings:
"Actual Surplus Cash" means the Closing Surplus Cash as set forth in the final Working Capital Adjustment Statement as agreed upon by Buyer and Sellers or otherwise finally determined pursuant to Section 1.03(c).
"Affiliate" means, with respect to any Person, any other Person that, directly or indirectly controls (including all directors and officers of such Person), is controlled by, or through one or more intermediaries, under direct or indirect common control with, such Person.  A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, Buyer shall not be considered an Affiliate of either Seller for the purposes of this Agreement.
"Agreement" has the meaning set forth in the preamble.
"Annual Financial Statements" has the meaning set forth in Section 2.10.
"Applicable Law" means, with respect to any Person, any statute, law, regulation, ordinance, rule, judgment, rule of common law, order or decree, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, whether in effect as of the date hereof or thereafter, and in each case as amended and legally enforceable, applicable to such Person or its subsidiaries or their respective assets.
"Assignment and Assumption Agreement" means an assignment and assumption agreement to give effect to the assignment contemplated by this Agreement, in substantially the form attached as Exhibit B hereto, with any changes as may be necessary to cause such agreement or the assignment thereunder to comply with the requirements of the Iroquois Partnership Agreement (including any requirements of the Iroquois management committee to cause the assignment and assumption agreement to be in satisfactory form as required by Section 11.3.1 of the Iroquois Partnership Agreement).
"Base Purchase Price" means seven hundred and ten million dollars ($710,000,000) less 49.34% of all current and long term debt under the Debt Documents at Closing.
"Benefit Plans" means any "employee benefit plan," within the meaning of Section 3(3) of ERISA, and any bonus, deferred compensation, incentive compensation, employment, consulting or other compensation agreement, equity, equity purchase or any other equity-based compensation, change in control, termination or severance, sick leave, pay, salary continuation for disability, hospitalization, medical insurance, life insurance scholarship, cafeteria, employee assistance, education or tuition assistance, and fringe benefit policy, plan, program or arrangement.
APPENDIX A

"Business" means the Iroquois Entities' business of constructing, owning and operating the Iroquois Pipeline and transporting natural gas on its system pursuant to transportation contracts with shippers.
"Business Day" means any day on which banks are generally open to conduct business in New York, New York.
"Buyer" has the meaning set forth in the preamble.
"Buyer Indemnified Parties" has the meaning set forth in Section 6.02(a).
"Claim" has the meaning set forth in Section 6.04(b).
"Closing" has the meaning set forth in Section 1.04.
"Closing Date" has the meaning set forth in Section 1.04.
"Closing Payment" means the Base Purchase Price, adjusted as follows: (x) if the Estimated Working Capital is in excess of the Reference Amount, the Base Purchase Price shall be increased by 49.34% of the amount of such excess in order to determine the Closing Payment and (y) if the Estimated Working Capital is less than the Reference Amount, the Base Purchase Price shall be decreased by 49.34% of the amount of the deficiency in order to determine the Closing Payment.
"Closing Statement" has the meaning set forth in Section 1.05(a).
"Closing Surplus Cash" means that amount of cash held in Iroquois' bank accounts on the Closing Date that is surplus to Iroquois' working capital requirements and is not restricted cash held by Iroquois as a deposit or is otherwise encumbered.
"Code" means the United States Internal Revenue Code of 1986, as amended.
"Conflicts Committee" has the meaning set forth in the recitals.
"Contract" means any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument, employee benefit plan or practice, or other agreement, obligation or commitment or concession of any nature.
"Current Assets" means, as calculated under the consolidated unaudited financial statements of Iroquois, the aggregate of (i) cash, (ii) accounts receivable, (iii) accounts receivable and advances receivable from affiliated companies, (iv) plant material and operating supplies, and (vi) prepayments; but excluding accrued Income Taxes and deferred Income Tax assets.
"Current Liabilities" means, as calculated under the consolidated unaudited financial statements of Iroquois, the aggregate of (i) accounts payable, (ii) payables to and advances from affiliated companies, (iii) accrued taxes other than Income Taxes, and (iv) other current and accrued liabilities due within a year, excluding accrued Income Taxes, deferred Income Tax liabilities, and the current portion of long term debt.
APPENDIX A

"Debt Documents" means (i) the note purchase agreement dated as of May 13, 2009 between Iroquois as issuer and the note purchasers thereto, (ii) the note purchase agreement dated as of April 27, 2010 between Iroquois as issuer and the note purchasers thereto, and (iii) the trust indenture dated as of May 30, 2000, as supplemented, between Iroquois as issuer and The Chase Manhattan Bank as Trustee, in each case together with all related agreements thereto, including any debt service guarantees, security agreements and collateral agency agreements.
"Demand" has the meaning set forth in Section 2.22.
"Dispute" means any dispute, controversy or claim arising out or relating to this Agreement or the breach, termination or validity thereof.
"Distribution Agreement" means an agreement regarding the distribution policy of Iroquois post-Closing under which the Closing Surplus Cash is to be distributed to the partners in Iroquois in full no later than five years after the Closing Date, among Iroquois, Sellers, Dominion Iroquois, Inc. and Iroquois GP Holding Company, LLC (or, if executed after the Closing Date, among Iroquois, Buyer, Dominion Iroquois, Inc. and Iroquois GP Holding Company, LLC).
"Effective Time" means 12:01 am Central Standard Time on the Closing Date.
"Environmental Law" means any applicable foreign, federal, state or local law, statute, ordinance, order, decree, judgment, settlement, code, rule or regulation, Permit, or other legally enforceable requirement and rule of common law relating to (i) pollution; (ii) releases, discharges, emissions, or disposals or arrangement for disposals of Hazardous Materials into the environment (including air, water, surface or subsurface lands or soils, surface water or groundwater); (iii) the generation, use, management, handling, storage, treatment, processing, transportation or arrangement for transportation of Hazardous Material; (iv) exposure to toxic, hazardous or other controlled, prohibited or regulated substances; (v) human health or safety in the workplace; and (vi) the protection of the environment and natural resources, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. 6901, et seq., the Toxic Substances Control Act, 15 U.S.C. 2601, et seq., the Occupational Safety and Health Act, 29 U.S.C. 651, et seq., the Clean Air Act, 42 U.S.C. 7401, et seq., the Federal Water Pollution Control Act, 33 U.S.C. 1251, et seq., the Safe Drinking Water Act, 42 U.S.C. 300f, et seq., the Hazardous Materials Transportation Law, 49 U.S.C. 5101 et seq. and the Emergency Planning and Community Right to Know Act, 42 U.S.C. 11001 et seq., and all other comparable foreign, state and local laws and all rules, regulations and legally enforceable requirements promulgated pursuant thereto or published hereunder, as each has been amended from time to time.
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time and the regulations promulgated and rulings issued hereunder.
"Estimated Surplus Cash" means $86,375,065 or such other estimate of the Closing Surplus Cash as may be prepared by Sellers in good faith and agreed by Buyer before the Closing Date.
APPENDIX A

"Estimated Working Capital" means Sellers' good faith estimate of the Working Capital as of the Closing Date.
"FERC" means the Federal Energy Regulatory Commission and any successor entity thereto.
"Financial Statements" has the meaning set forth in Section 2.10.
"Fundamental Representation" has the meaning set forth in Section 6.01.
"GAAP" means U.S. generally accepted accounting principles.  All references to GAAP shall mean GAAP as in effect on the date hereof, unless otherwise specified.
"General Partner" means TC PipeLines GP, Inc., the general partner of the Partnership.
"Governmental Authority" means any federal, state, county, municipal, regional or other governmental authority, agency, board, body, instrumentality, commission or political subdivision of any of the foregoing, or any court, arbitrator, tribunal, or individual having adjudicative, regulatory, judicial, quasi-judicial, administrative, or similar functions.
"Hazardous Material" means any substance, waste, pollutant, contaminant or material subject to regulation under, or as to which liability may arise pursuant to, any Environmental Law, including petroleum or petroleum products and any fractions thereof, natural or synthetic gas, polychlorinated biphenyls, asbestos and urea formaldehyde.
"Income Tax" means federal, state, local, or foreign income or franchise Taxes or other similar Taxes measured in whole or in part by income and any interest and penalties or additions thereon.
"Indemnified Party" has the meaning set forth in Section 6.04(a).
"Indemnifying Party" has the meaning set forth in Section 6.04(a).
"Independent Accounting Firm" means an independent nationally recognized accounting firm as mutually selected by Sellers on the one hand and Buyer on the other.
"Interim Financial Statements" has the meaning set forth in Section 2.10.
"Iroquois" has the meaning set forth in the recitals.
"Iroquois Benefit Plan" has the meaning set forth in Section 2.18(c).
"Iroquois Budget" means the budget of Iroquois attached hereto as Exhibit D.
"Iroquois Entities" has the meaning set forth in Section 2.09(a).
"Iroquois Interest" has the meaning set forth in the recitals.
"Iroquois OpCo" has the meaning set forth in Section 2.09(a).
APPENDIX A

"Iroquois Partnership Agreement" means that certain Third Amended and Restated Limited Partnership Agreement of Iroquois dated as of May 1, 2016, as amended from time to time.
"Iroquois Pipeline" means, collectively with all associated laterals and meter stations, a natural gas pipeline system extending between Waddington, New York and Hunts Point, New York, consisting of the Iroquois pipeline, plus any expansions or improvements undertaken, in whole or in part, by the Iroquois Entities.
"Iroquois Transmission Sub" has the meaning set forth in Section 2.09(a).
"Knowledge" of any matter with respect to the Sellers means (i) Stephen Clark and/or James Eckert has actual knowledge of such matter, (ii) the knowledge that each such person would have obtained from a written report that described such matter in reasonable detail provided by Iroquois OpCo (in its capacity as operator of the Business) to either of such individuals in his capacity as a member of the management committee of Iroquois, provided that such report was actually received by such individual, or (iii) the matter would have become known to either of such individuals had he made the reasonable inquiry and investigation based on (a) actual knowledge of such matter or (b) information provided by Iroquois OpCo, including information included in any written report described in clause (ii).
"Law" means any law, statute, ordinance, rule, regulation, code, order, judgment, injunction or decree enacted, issued, promulgated, enforced or entered by any Governmental Authority.
"Lien" means any lien, pledge, charge, claim, security interest, purchase agreement, option, restriction on transfer or other recorded encumbrance of any nature whatsoever, whether consensual, statutory or otherwise.
"Loss and Expense" has the meaning set forth in Section 6.02(a).
"Material" means material in relation to the Business, taken as a whole.
"Material Adverse Effect" means any circumstance, change or effect that is materially adverse to the financial condition or results of operations of the Iroquois Entities, taken as a whole, or that impedes or delays the ability of Sellers to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, other than (i) any adverse circumstance, change, or effect arising from or relating to general business or economic conditions in the industries or markets in which the Iroquois Entities operate not having a materially disproportionate effect on the Iroquois Entities as compared to other participants in such industry or market, including (A) changes in national or regional gathering, pipeline or storage facilities or (B) rules, regulations or decisions of FERC or the courts affecting the natural gas transportation industry as a whole or the natural gas storage industry as a whole, (ii) any adverse circumstance, change or effect arising from weather conditions, including unexpected or harsh weather conditions, (iii) seasonal reductions in revenues or earnings of the Iroquois Entities in the ordinary course of business consistent with past periods, (iv) national or international political, diplomatic or military conditions (including any engagement in hostilities, whether or not pursuant to a declaration of war, or the occurrence of any military or terrorist
APPENDIX A

attack) not disproportionately affecting the Iroquois Entities as compared to other participants in the industries or markets in which the Iroquois Entities operate, (v) changes in GAAP, (vi) changes in Applicable Laws not disproportionately affecting the Iroquois Entities as compared to other participants in the industries or markets in which the Iroquois Entities operate, (vii) any changes in prices for commodities, goods, or services, or the availability or costs of hedges or other derivatives, including fluctuations in interest rates, (viii) any matter that is expressly disclosed in the Schedules as of the date of execution of this Agreement provided such matter is disclosed in sufficient detail to enable the reader thereof to reasonably determine, without further investigation, the nature of the issue and the potential consequences thereof, and (ix) the execution and delivery or announcement of this Agreement.
"Material Agreements" has the meaning set forth in Section 2.20.
"Notifying Party" has the meaning set forth in Section 6.04(a).
"Partnership" means TC PipeLines, LP.
"Partnership Agreement" means that certain Third Amended and Restated Agreement of Limited Partnership of the Partnership dated as of April 1, 2015, as amended.
"Partnership Financial Advisor" has the meaning set forth in the recitals.
"Party" has the meaning set forth in the preamble.
"Permit" means any permit, license, certificate, exemption, variance, approval or other authorization required or granted by any Governmental Authority.
"Permitted Encumbrances" means (i) defects, imperfections or irregularities in title (including easements, rights-of-way, covenants, conditions, restrictions, and other matters affecting title to real property) that are not material in character, amount, extent with respect to the asset or assets to which they relate or, together with any other such defects, imperfections or irregularities, in the aggregate; (ii) encumbrances created by or referenced in any of the Material Agreements, or apparent from a search of public records; (iii) encumbrances, created by Buyer, or its successors and assigns, (iv) Liens for current Taxes not yet due and payable, and (v) statutory Liens (including materialmen's, mechanic's, repairmen's, landlord's and other similar Liens) arising in connection with the ordinary course of business securing payments not yet due and payable.
"Person" means a person, corporation, partnership, limited liability company, joint venture, trust, Governmental Authority or other entity or organization.
"PNGTS Agreement" has the meaning set forth in Section 5.03(c).
"Pre-Closing Period" means any Tax period ending on or before the Closing Date.
"Pre-Closing Tax Return" has the meaning set forth in Section 7.01(a).
"Prime Rate" means the prime interest rate reported in The Wall Street Journal.
APPENDIX A

"Purchase Price" has the meaning set out in Section 1.02.
"Qualifying Claim" has the meaning set forth in Section 6.05(a).
"Reference Amount" means six million, two hundred and seventy-two thousand, eight hundred and eighty-six dollars ($6,272,866).
"Reputable Insurer" means any financially sound and responsible insurance provider rated "A-X" or better by A.M. Best Company (or if such ratings cease to be published generally for the insurance industry, meeting comparable financial standards then applicable to the insurance industry).
"Request" has the meaning set forth in Section 4.05.
"Securities Act" means the federal Securities Act of 1933, as amended.
"Seller Indemnified Parties" has the meaning set forth in Section 6.03(a).
"Seller Taxes" has the meaning set forth in Section 7.04.
"Sellers" has the meaning set forth in preamble.
"Straddle Period" means any Tax period beginning on or before and ending after the Closing Date.
"Tax" or "Taxes" means all income, gross receipts, profits, franchise, sales, use, ad valorem, occupation, property (including in lieu-of-taxes), capital, environmental, employment, severance, excise, workers' compensation, social security, withholding or similar taxes, unclaimed property or escheat obligations or other governmental fees or charges of a similar nature, however denominated, imposed by any federal, state, local, foreign or other political subdivision taxing authority, whether imposed directly on a person or resulting under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise, and including any interest and penalties (civil or criminal) on or additions to any such taxes or in respect of a failure to comply with any requirement relating to any Tax Return and any expenses incurred in connection with the determination, settlement or litigation of any tax liability.
"Tax Matter" has the meaning set forth in Section 7.03(a).
"Tax Return" means any return, declaration, report, claim for refund, statement, information or other document, including any schedule or attachment thereto and including amendment thereto, filed or to be filed or required to be filed or supplied to any federal, state, local or foreign Tax authority or any other Governmental Authority with respect to Taxes, including, where permitted or required, combined, consolidated, unitary or any similar returns for any group of entities.
"TCIL" has the meaning set forth in the preamble.
APPENDIX A

"TCPL" has the meaning set forth in the preamble.
"Third Party Claim" has the meaning set forth in Section 6.04(c).
"Transaction Agreements" means this Agreement, the Assignment and Assumption Agreement and any documents or certificates to be provided pursuant hereto or thereto.
"Transfer Taxes" means any and all transfer Taxes, including sales taxes, use, excise, stock, stamp, documentary, filing, recording, permit, license, authorization, and similar Taxes fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges.
"Violation" has the meaning set forth in Section 2.03(a).
"Working Capital" means (i) Current Assets, minus (ii) Current Liabilities.  For the avoidance of doubt, Working Capital may be a negative number.
"Working Capital Adjustment Statement" means the statement provided pursuant to Section 1.03(a).
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APPENDIX A